Exhibit 99.1

For Immediate Release
November 9, 2007

Press Release

Investools Revises Previously Issued Third Quarter 2007 Press Release and Restates Second Quarter 2007 Form 10-Q to Reflect Additional Revenue Recognition

NEW YORK, NY — November 9, 2007 — Investools Inc. (NASDAQ: SWIM) today announced that it is revising certain financial information contained in the press release for the third quarter ended September 30, 2007, due primarily to the recognition of additional revenues that were identified in the course of preparing the Company’s Form 10-Q for that period.  The previous press release to be revised was issued on November 1, 2007.

The revisions primarily include increases to revenues for educational workshops fulfilled during the 2007 third quarter.  The principal effects of these revisions to the previously issued press release are expected to be as follows:

•                              Revenue for the quarter ended September 30, 2007 will increase within a range of between $3.5 million and $4.5 million, from the $84.4 million previously reported.

•                              Net Income for the quarter ended September 30, 2007 will increase within a range of between $4.0 million and $5.0 million, from the $13.0 million previously reported.

In addition, the Company will also be restating its previously issued financial statements filed on Form 10-Q for the period ended June 30, 2007.  The Company’s previously issued financial statements for the 2007 second quarter should no longer be relied upon. The restatement will also result in the recognition of additional revenues for educational workshops fulfilled during the 2007 second quarter. The principal effects of these revisions to the financial statements are expected to be as follows:

•                              Revenue for the quarter ended June 30, 2007 will increase within a range of between $1.5 million and $2.5 million, from the $77.6 million previously reported.

•                              Net Income for the quarter ended June 30, 2007 will increase within a range of between $1.5 million and $2.5 million, from the $4.0 million previously reported.

There will be no impact on cash receipts or reported cash balances in the prior periods affected by the changes.

The foregoing estimates are subject to change pending the completion of the restatement of the second quarter of 2007 and the final adjustments to third quarter 2007. To allow additional time to revise the financial statements as noted above, Investools will file an extension for filing its Form 10-Q for the quarter ended September 30, 2007.  The Company expects to file the 10-Q for the third quarter on or before November 14, 2007, within the extension period permitted by SEC rules.

About Investools (NASDAQ: SWIM)

Investools Inc. offers market-leading investor education and brokerage and related financial products and services for self-directed investors.  Investools Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led synchronous and asynchronous online courses, in-person workshops, one-on-one and one-to-many online coaching programs and telephone, live-chat and email support. thinkorswim Inc., Investools’ financial technology pioneer and industry-leading online brokerage firm, is focused on providing services to self-directed options traders and active traders. thinkorswim offers customers a broad range of products including equity securities, fixed income, index products, options, futures, other derivatives and foreign exchange. thinkorswim provides unique front end trading platforms that allow its customers to trade electronically and provides sophisticated trading tools and analytics, including tools for implementing complex, multi-leg options strategies.  The products and services offered by Investools Inc. have received numerous accolades from third parties including thinkorswim’s ranking by Barron’s as its top rated software-based online broker and best for options traders (2006 & 2007), and Prophet’s top Barron’s ranking for best technical analysis tools (2006).

Safe Harbor

This press release may contain forward-looking statements. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” or similar statements.  All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to substantial risks and uncertainties. These risks and uncertainties include, but are not limited to: general changes in economic conditions and changes in conditions affecting the financial services industry specifically, regulatory developments that affect the way we market or sell our products and services, our inability to protect our proprietary technology, our ability to sell existing products and services in both new and existing markets, and other factors which are more fully described in Investools filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, actual results may vary in material aspects from those currently anticipated.  The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

Investor Contact:

Ida Kane, SVP and CFO

801.816.6918

ida.kane@investools.com

Media Contact:

Fran Del Valle

212.717.5499

frances.delvalle@influencecentral.com